UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 7, 2008 (December 31, 2007)

NATCO GROUP INC.

(Exact name of registrant as specified in its charter)
Commission File Number 001-15603
Delaware	001-15603	22-2906892
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification No.)
11210 Equity Drive
Houston, Texas		77041
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (713) 849-7500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Employment Contracts for Certain Named Executive Officers.

Effective January 1, 2008, the Company entered into new employment agreements with John U. Clarke, Chairman of the Board of Directors and Chief Executive Officer, and Patrick M. McCarthy, President and Chief Operating Officer (collectively, Mr. Clarke and Mr. McCarthy are referred to in this report as the “Executives” and individually as an “Executive”). The following is a summary of the agreements, which is qualified in its entirety by the actual terms and conditions of the respective agreements.

Each employment agreement is for a term expiring December 31, 2010, unless sooner terminated in accordance with its terms. Under their respective agreements, Mr. Clarke is entitled to receive an annual salary of at least $500,000, and Mr. McCarthy is entitled to receive an annual salary of at least $400,000. Mr. Clarke is eligible to receive an annual bonus with a target award of 100% of his base salary, and Mr. McCarthy is eligible to receive an annual bonus with a target award of 70% of his base salary, based on the Company’s financial performance and other criteria to be determined annually by the Company’s Board of Directors.

Under the employment agreements, the Executives are eligible to participate in the Company’s long-term incentive plans and annual incentive bonus plan. Under his agreement, Mr. McCarthy also shall receive reimbursement for monthly expenses associated with an automobile.

Upon any involuntary termination of employment by the Company or an Executive prior to expiration of the term, such Executive shall be entitled to receive his pro rata base salary and benefits (including payment for accrued, but unused, vacation) through the date of termination. Depending upon the type of involuntary termination, such Executive or his estate may be entitled to additional compensation and/or benefits, as described below:

·	Upon an involuntary termination by the Company for any reason or by an Executive by reason of a material breach of the agreement by the Company or for certain other specified reasons, and after execution of a release and in consideration of his continuing obligations under the agreement (including his non-competition obligations), such Executive shall be entitled to (1) one year’s annual base salary; (2) a pro rata share of the target bonus compensation earned by him under any applicable bonus plan then in effect through the date of termination; (3) for Mr. Clarke, the continuation of health insurance and dental insurance benefits for Mr.
Clarke and eligible dependents for up to one year following the termination date; for Mr. McCarthy, reimbursement for all COBRA expenses related to health insurance and dental insurance for a period of 18 months following the termination date; (4) continuation of life insurance benefits for such Executive, for up to one year following the termination date; and (5) any deferred compensation previously earned under any of the
Company’s plans. Additionally, Mr. McCarthy shall be entitled to a one-time payment in the amount of
$210,000, and he may exercise any of his stock options that are outstanding and then vested, at any time on or before 90 days from the involuntary termination date.

·	If a Change in Control (as defined in the employment agreements) occurs within 24 months following such an involuntary termination, the Executive shall be entitled to (1) an amount equal to 2.99 times his annual base salary; (2) an amount equal to 2.99 times the target bonus compensation at the greater of his target bonus in effect (A) at the time notice of termination is given or (B) immediately preceding the Change of Control date, offset by any payment he previously received under the foregoing provision; (3) continuation of health and dental insurance benefits for such Executive and eligible dependents for 18 months following the termination date; (4) continuation of life insurance benefits for such Executive for up to 18 months following the termination date; (5) the cash-equivalent of the value of an additional 18 months of health, dental, and life insurance benefits; and (6) any deferred compensation previously earned under any of the Company’s plans to the extent not previously paid. In addition, all outstanding unvested stock options held by such Executive shall fully vest as of the Change in Control Date and become immediately exercisable, all restrictions on any restricted stock held by such Executive shall lapse as of the Change in Control Date, and all vesting and/or performance requirements on any forms of awards granted to such Executive under any incentive plans shall automatically accelerate and/or deemed to have been met at target levels, unless such treatment will cause the award to become subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, any such stock options shall be exercisable for 12 months after the date of termination, unless the term of the stock options expires before the end of such exercise period, in which case the stock options shall be exercisable until the expiration of their term. Additionally, Mr. McCarthy shall receive cash in the amount of any bonus to which he would have become entitled to for any completed fiscal year prior to the fiscal year in which the termination date occurs, to the extent such bonus had not been previously paid.

·	If a Change in Control occurs within 6 months following an involuntary termination, the Executive shall be entitled to the same benefits enumerated in (1) – (6) above with regard to termination following a Change in
Control. In addition, such Executive shall receive a cash payment in an amount equal to the sum of (a) with respect to any stock option that was forfeited as of the date of his termination of employment, equal to the difference between the closing price of the Company’s common stock on the Change of Control date and such option’s exercise price (or, if the term of such option would have expired before the Change of Control date, the difference between the closing price of the Company’s common stock as of the date of such option’s expiration date and such option’s exercise price), (b) with respect to any restricted stock that is forfeited as of the date of his termination of employment, equal to the aggregate closing price of such stock as of the Change of Control date, and (c) with respect to any other form of incentive compensation award under the Company’s long-term incentive compensation plans, the amount of such award as of the Change in Control Date, with such payment to be made within 30 days of the Change of Control date. Additionally, Mr. McCarthy shall receive cash in the amount of any bonus to which he would have become entitled to for any completed fiscal year prior to the fiscal year in which the termination date occurs, to the extent such bonus had not been previously paid.

·	Upon an involuntary termination by reason of an Executive’s death or disability, such Executive or his beneficiaries shall be entitled to (1) a pro rata share of the amount of the target bonus compensation earned by him under any applicable bonus plan then in effect through the date of termination; (2) any deferred compensation previously earned under any of the Company’s plans; and (3) continuation of health insurance and dental insurance benefits for 18 months following the termination date.

If it is determined that any benefit, payment or distribution by the Company to or for the benefit of an Executive (whether payable or distributable pursuant to the terms of the agreement or otherwise) would, if paid, be subject to the excise tax imposed by Section 4999 of the Code, then the payment shall be reduced to the extent necessary to avoid the imposition of the excise tax.

Upon his termination of employment, the Executive will be subject to a one-year non-competition and non-solicitation provision under the employment agreements.

The Governance, Nominating & Compensation, or GNC, Committee of the Board of Directors approved changes to certain employment agreement, severance pay policies, and 2006 performance unit award agreements in order to comply with Section 409A of the Code. The Company intends to enter into amended and restated employment agreements with Bradley P. Farnsworth, Senior Vice President and Chief Financial Officer, and Knut Eriksen, Senior Vice President – Global Execution, to address these Section 409A changes. The other terms and conditions of said amended and restated employment agreements shall remain the same.

Deferred Compensation; Restricted Stock Awards; Changes in Salary.

On December 31, 2007, the GNC Committee approved the payment of $388,470 in deferred compensation payable to Mr. McCarthy under the terms of his then current employment agreement, to be paid on January 31, 2008.

On January 1, 2008, effective January 2, 2008, the GNC Committee approved restricted stock awards to Mr. Clarke and Mr. McCarthy of 45,000 and 30,000 restricted shares, respectively, under the Company’s 2006 Long-Term Incentive Compensation Plan (the “2006 Compensation Plan”). The restricted stock awards provide for restrictions to lapse on March 1, 2011, subject to (i) the Company achieving an earnings per share averaging at least $1.50 per year for the three years ending December 31, 2008, 2009 and 2010, and (ii) the recipient’s continuous employment with the Company or a subsidiary from the date of the grant to the date restrictions lapse. Restrictions may lapse earlier as provided in the 2006 Long-Term Incentive Compensation Plan or as a result of a Change in Control.

On January 2, 2008, the Board of Directors of the Company approved an increase in base salary for Robert A. Curcio, who was promoted to Executive Vice President – Integrated Engineered Solutions, to $315,000, such increase to be effective as of January 1, 2008. The increases in Mr. Clarke's and Mr. McCarthy's salaries discussed above were made effective as of October 1, 2007.

ITEM 8.01. OTHER EVENTS.

On January 3, 2008, the Company announced certain changes to its senior management organization and its financial segment reporting for 2008, as more fully described in the press release attached as Exhibit 99.1 hereto.

On January 4, 2008, a subsidiary of the Company entered into a Stock Purchase Agreement to purchase 100% of the issued and outstanding shares of capital stock of Linco-Electromatic, Inc., a Texas corporation. The aggregate purchase price for the Linco shares is US$23 million in cash. The parties to the Stock Purchase Agreement have made customary representations, warranties, and covenants. The Stock Purchase Agreement also contains post-closing indemnification obligations for, among other matters, breaches of representations and warranties. The transaction is expected to close during the first quarter 2008, subject to customary closing conditions.

A press release announcing NATCO entered into the Stock Purchase Agreement is attached to this report as Exhibit 99.2 and incorporated into this report by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

Exhibits.

Exhibit 99.1	Press Release issued January 3, 2008 (Organizational Matters)
Exhibit 99.2	Press Release issued January 7, 2008 (Linco Acquisition)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 7, 2008

NATCO Group Inc.

By: /s/ Patrick M. McCarthy Patrick M. McCarthy President and Chief Operating Officer

Exhibit Index

Exhibit No.

Description

99.1	Press Release issued January 3, 2008 (Organizational Matters)

99.2	Press Release issued January 7, 2008 (Linco Acquisition)